NEWS RELEASE

Exhibit 99.1

MATTEL REPORTS FULL YEAR AND FOURTH QUARTER 2018 FINANCIAL RESULTS

•	Full year Net Sales of $4.51 billion; fourth quarter Net Sales of $1.52 billion.

•	Mattel was the #1 global toy company in 2018, per NPD.

•
Barbie® Gross Sales in the quarter increased 12% as reported and 15% in constant currency, versus prior year, marking the fifth consecutive quarter of growth; reached the brand's highest full year Gross Sales in the last five years.

•	Hot Wheels® Gross Sales for the quarter increased 9% as reported and 12% in constant currency, versus prior year and reached the brand’s highest full year Gross Sales in its history.

•	Reported Operating Income of $107 million in the fourth quarter, an improvement of $358 million, versus prior year; the largest year-over-year fourth quarter improvement since 2009.

•	Achieved $521 million of run-rate cost savings exiting 2018 and expect to exceed cumulative $650 million run-rate cost savings target exiting 2019.

•	Delivered Gross Margin of 46.6% in the fourth quarter and 39.8% in the full year; first Gross Margin improvement for each of the fourth quarter and full year since 2013.

•	Reported fourth quarter Earnings Per Share of $0.04 versus Loss Per Share of ($0.82) in the prior year.

EL SEGUNDO, Calif., February 7, 2019 - Mattel, Inc. (NASDAQ: MAT) today reported full year and fourth quarter 2018 financial results.

Ynon Kreiz, Chairman and CEO of Mattel, said: “Our fourth quarter results demonstrate meaningful progress in executing our strategy and significant improvement over last year. We remain focused on advancing our strategy to restore profitability and regain top-line growth in the short-to-mid-term and are laying the groundwork to capture the full value of our IP in the mid-to-long-term. After three consecutive quarters of solid, disciplined execution, we are well on our way to becoming an IP-driven, high-performing toy company and creating long-term value for our shareholders. Among all the achievements in 2018, I would like to applaud our team for regaining the #1 toy company position globally in a year full of challenges and headwinds. This is a great moment to celebrate, before we go back and continue the hard work of implementing our multi-year turnaround.”

Joseph Euteneuer, CFO of Mattel, added: “Our key financial metrics, including gross margin, operating income, and earnings per share, are all moving in the right direction and our cost savings initiative is ahead of plan entering 2019. Looking forward, we have ample opportunities to improve our financial performance across the board as our business strategy continues to gain traction in the marketplace.”

For the year, Net Sales were down 8% as reported, and down 7% in constant currency, versus the prior year. Gross Sales were down 8% as reported, and 7% in constant currency reflecting a negative 6% impact from the Toys “R” Us™ liquidation and a negative 2% impact from the slowdown in our China business. Reported Operating Loss was $237 million, an improvement of $103 million versus the prior year, and Adjusted Operating Loss was $115 million, an improvement of $92 million versus the prior year. Reported Loss Per Share was $1.54, an improvement of $1.53 versus the prior year, and Adjusted Loss Per Share was $1.14, an improvement of $0.07 versus the prior year.

NEWS RELEASE

For the fourth quarter, Net Sales were down 5% as reported, and 3% in constant currency, versus the prior year’s fourth quarter. Gross Sales were down 11% as reported, and 9% in constant currency reflecting a negative 8% impact from the Toys “R” Us liquidation and a negative 2% impact from the slowdown in our China business. Reported Operating Income was $107 million, an improvement of $358 million, and Adjusted Operating Income was $113 million, an improvement of $276 million, versus the prior year’s fourth quarter. Reported Earnings Per Share were $0.04, an improvement of $0.86 versus the prior year’s fourth quarter.
Financial Overview
For the year, Net Sales in the North America segment decreased by 4% as reported and in constant currency, versus the prior year. Gross Sales in the North America segment decreased by 5% as reported, and by 4% in constant currency primarily driven by a 12% impact from the Toys “R” Us liquidation. Net Sales in the International segment decreased by 7% as reported, and 5% in constant currency, versus the prior year. Gross Sales in the International Region decreased by 8% as reported, and by 6% in constant currency versus the prior year. Net Sales for the American Girl® segment decreased by 27% as reported and in constant currency versus the prior year. Gross Sales for the American Girl segment decreased by 28% as reported and in constant currency.
For the year, Reported Gross Margin improved to 39.8% versus 37.3% in the prior year. Adjusted Gross Margin improved to 40.0% versus 37.7% in the prior year. The increases in Reported and Adjusted Gross Margin were primarily driven by Structural Simplification cost savings of $177 million and lower obsolescence expense, partially offset by inflation in the cost of raw materials and plant labor. Reported Other Selling and Administrative Expenses decreased by $13.1 million versus the prior year to $1.5 billion. Adjusted Other Selling and Administrative Expenses decreased by $10.8 million versus the prior year to $1.4 billion, primarily driven by Structural Simplification cost savings of $165 million, partially offset by incremental incentive compensation of $65 million and Toys “R” Us net bad debt expense of $32 million.
For the fourth quarter, Net Sales in the North America segment decreased by 6% as reported and in constant currency, versus the prior year’s fourth quarter. Gross Sales in the North America segment decreased by 10% as reported, and 10% in constant currency primarily driven by a 17% impact from the Toys “R” Us liquidation. Net Sales in the International segment increased 2% as reported, and 7% in constant currency, versus the prior year’s fourth quarter. Gross Sales in the International segment decreased by 7% as reported, and 2% in constant currency reflecting a negative 4% impact from the slowdown in our China business and a 3% impact from the Toys “R” Us liquidation. Net Sales for the American Girl segment decreased by 26% as reported, and 25% in constant currency, versus the prior year’s fourth quarter. Gross Sales for the American Girl segment decreased by 27% as reported and in constant currency.
For the fourth quarter, Reported Gross Margin improved to 46.6% versus 30.7% in the prior year. Adjusted Gross Margin improved to 46.6% versus 32.0% in the prior year. The improvements in Reported and Adjusted Gross Margin were primarily driven by a $114 million benefit from Structural Simplification cost savings and lower inventory obsolescence expense, partially offset by a negative 350 basis point impact from inflation in the cost of raw materials and plant labor. Reported Other Selling and Administrative Expenses decreased by $58 million versus the prior year’s fourth quarter to $394 million primarily driven by a $66 million benefit from Structural Simplification cost savings and lower severance and restructuring costs of $38 million, partially offset by incremental incentive compensation of $68 million. Adjusted Other Selling and Administrative Expenses increased by $3 million versus the prior year’s fourth quarter to $388 million, primarily driven by incentive compensation, partially offset by Structural Simplification cost savings.
For the year, Cash Flows Used for Operating Activities were $27 million, which was in-line with the prior year. Cash Flows Used for Investing Activities were approximately $161 million, a decrease of approximately $75 million, versus the prior year, primarily driven by lower capital spending. Cash Flows Used for Financing Activities and Other were approximately $297 million, which included a debt repayment of $250 million in the first quarter of 2018.

NEWS RELEASE

Sales by Brand
Power Brands
For the year, Gross Sales for Mattel Power Brands were $3.45 billion, down 3% as reported, and 2% in constant currency, versus the prior year. Gross Sales for Barbie were up 14% as reported, and 15% in constant currency, primarily driven by positive POS brand momentum. Gross Sales for Hot Wheels were up 7% as reported, and 9% in constant currency, primarily driven by Hot Wheels’ 50th anniversary. Gross Sales for Fisher-Price and Thomas & Friends were down 13% as reported, and in constant currency, primarily driven by lower sales of Fisher-Price infant and Thomas & Friends products. Gross Sales for American Girl were down 28% as reported and in constant currency, primarily due to lower sales in proprietary retail and direct channels, and a strategic shift away from external distribution channels.
For the fourth quarter, Gross Sales for Mattel Power Brands were $1.2 billion, down 6% as reported, and 3% in constant currency, versus the prior year’s fourth quarter. Gross Sales for Barbie were up 12% as reported, and 15% in constant currency, primarily driven by positive POS brand momentum. Gross Sales for Hot Wheels were up 9% as reported, and 12% in constant currency, driven by Hot Wheels’ 50th anniversary. Gross Sales for Fisher-Price and Thomas & Friends were down 17% as reported, and 15% in constant currency, primarily driven by lower sales of Fisher-Price infant and Thomas & Friends products. Gross Sales for American Girl were down 27% as reported and in constant currency, primarily due to lower sales in proprietary retail and direct channels, and a strategic shift away from external distribution channels.
Toy Box
For the year, Gross Sales for Mattel Toy Box brands, which includes Owned Brands and Partner Brands, were $1.62 billion, down 16% as reported, and 15% in constant currency, versus the prior year. Gross Sales for Owned Brands were down 10% as reported, and down 8% in constant currency, primarily driven by lower sales of MEGA™ products. Gross Sales for Partner Brands were down 23% as reported, and 22% in constant currency, primarily driven by lower sales of CARS™ products, partially offset by initial sales of Jurassic World™ products.
For the fourth quarter, Gross Sales for Mattel Toy Box brands were $519 million, down 21% as reported, and 19% in constant currency, versus the prior year’s fourth quarter. Gross Sales for Owned Brands were down 17% as reported, and 15% in constant currency, primarily driven by lower sales of MEGA products. Gross Sales for Partner Brands were down 25% as reported, and 23% in constant currency, primarily driven by lower sales of CARS products, partially offset by initial sales of Jurassic World products.
Conference Call and Live Webcast
At 5:00 p.m. (Eastern Time) today, Mattel will host a conference call with investors and financial analysts to discuss its 2018 full year and fourth quarter financial results. The conference call will be webcast on Mattel's Investor Relations website, https://mattel.gcs-web.com/. To listen to the live call, log on to the website at least 10 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on Mattel's Investor Relations website for 90 days and may be accessed beginning approximately two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 8:30 p.m. Eastern time the evening of the call until Thursday, February 7, 2019, and may be accessed by dialing +1-404-537-3406. The passcode is 6689495.

NEWS RELEASE

Forward-Looking Statements
This press release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “expects,” “intends,” “plans,” “confident that” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements are based on currently available operating, financial, economic and other information, and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: (i) Mattel’s ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover Mattel’s costs; (ii) downturns in economic conditions affecting Mattel’s markets which can negatively impact retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income and spending, including lower spending on purchases of Mattel’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays Mattel may experience in implementing cost savings and efficiency enhancing initiatives; (v) other economic and public health conditions or regulatory changes in the markets in which Mattel and its customers and suppliers operate, which could create delays or increase Mattel’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower Mattel’s net revenues and earnings, and significantly impact Mattel’s costs; (vii) the concentration of Mattel’s customers, potentially increasing the negative impact to Mattel of difficulties experienced by any of Mattel’s customers, including the bankruptcy of Toys “R” Us, Inc., or changes in their purchasing or selling patterns; (viii) the future willingness of licensors of entertainment properties for which Mattel currently has licenses or would seek to have licenses in the future to license those products to Mattel; (ix) the inventory policies of Mattel’s retail customers, including retailers’ potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of Mattel’s revenues in the second half of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (x) the increased costs of developing more sophisticated digital and smart technology products, and the corresponding supply chain and design challenges associated with such products; (xi) work disruptions, which may impact Mattel’s ability to manufacture or deliver product in a timely and cost-effective manner; (xii) the bankruptcy of Toys “R” Us, Inc. or other of Mattel’s significant retailers, or the general lack of success of one of Mattel’s significant retailers which could negatively impact Mattel’s revenues or bad debt exposure; (xiii) the impact of competition on revenues, margins and other aspects of Mattel’s business, including the ability to offer products which consumers choose to buy instead of competitor’s products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xiv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xv) changes in laws or regulations in the United States and/or in other major markets, such as China, in which Mattel operates, including, without limitation, with respect to taxes, tariffs, trade policies or product safety, which may increase Mattel’s product costs and other costs of doing business, and reduce Mattel’s earnings, (xvi) failure to realize the planned benefits from any investments or acquisitions made by Mattel, (xvii) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for Mattel’s products or delay or increase the cost of implementation of Mattel’s initiatives or alter Mattel’s actions and reduce actual results; (xviii) changes in financing markets or the inability of Mattel to obtain financing on attractive terms (xix) the impact of litigation or arbitration decisions or settlement actions; and (xx) other risks and uncertainties as may be described in Mattel’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and Mattel’s Quarterly Reports on Form 10-Q for fiscal year 2018, as well as in Mattel’s other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

NEWS RELEASE

Non-GAAP Financial Measures
To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Mattel presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measures that Mattel uses in this earnings release include gross sales, adjusted gross profit, adjusted gross margin, adjusted other selling and administrative expenses, adjusted operating income (loss), adjusted earnings (loss) per share, earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, and constant currency. Mattel uses these metrics to analyze its continuing operations and to monitor, assess and identify meaningful trends in its operating and financial performance, and each is discussed in detail below. Mattel believes that the disclosure of non-GAAP financial measures provides useful supplemental information to investors to be able to better evaluate ongoing business performance and certain components of the Company’s results. These measures are not, and should not be viewed as, substitutes for GAAP financial measures. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are attached to this earnings release as exhibits and to our earnings slide presentation as an appendix.

This earnings release and our earnings slide presentation are available on Mattel's Investor Relations website, https://mattel.gcs-web.com/, under the subheading “Financial Information - Earnings Releases.”
Gross Sales
Gross Sales represent sales to customers, excluding the impact of Sales Adjustments. Net Sales, as reported, include the impact of Sales Adjustments, such as trade discounts and other allowances. Mattel presents changes in gross sales as a metric for comparing its aggregate, brand and geographic results to highlight significant trends in Mattel’s business. Changes in gross sales are discussed because, while Mattel records the details of such Sales Adjustments in its financial accounting systems at the time of sale, such Sales Adjustments are generally not associated with brands and individual products, making Net Sales less meaningful. Since Sales Adjustments are determined by customer rather than at the brand level, Mattel believes that the disclosure of Gross Sales by brand is useful supplemental information for investors to be able to assess the performance of its underlying brands (e.g., Barbie) and also enhances their ability to compare sales trends over time.
Adjusted Gross Profit and Adjusted Gross Margin
Adjusted Gross Profit and Adjusted Gross Margin represent reported Gross Profit and Reported Gross Margin, respectively, adjusted to exclude asset impairments and severance and restructuring expenses. Adjusted Gross Margin represents Mattel’s Adjusted Gross Profit, as a percentage of Net Sales. Adjusted Gross Profit and Adjusted Gross Margin are presented to provide additional perspective on underlying trends in Mattel’s core Gross Profit and Gross Margin, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.
Adjusted Other Selling and Administrative Expenses
Adjusted Other Selling and Administrative Expenses represents Mattel’s Reported Other Selling and Administrative Expenses, adjusted to exclude asset impairments, non-recurring executive compensation, severance and restructuring expenses, and sale of assets, which are not part of Mattel’s core business. Adjusted Other Selling and Administrative Expenses is presented to provide additional perspective on underlying trends in Mattel’s core other selling and administrative expenses, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.
Adjusted Operating Income (Loss)
Adjusted Operating Income (Loss) represents Mattel’s reported operating loss, adjusted to exclude the impact of asset impairments, non-recurring executive compensation, severance and restructuring expenses, and sale of assets, which are not part of Mattel’s core business. Adjusted Operating Income (Loss) is presented to provide additional perspective on underlying trends in Mattel’s core operating results, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.

NEWS RELEASE

Adjusted Earnings (Loss) Per Share
Adjusted Earnings (Loss) Per Share represents Mattel’s Reported Diluted Earnings (Loss) Per Common Share, adjusted to exclude the impact of asset impairments, non-recurring executive compensation, severance and restructuring expenses, and Venezuela matters, which are not part of Mattel’s core business. The aggregate tax effect of the adjustments is calculated by tax effecting the adjustments by the current effective tax rate, adjusting for certain discrete tax items, and dividing by the reported weighted average number of common shares. Adjusted Earnings (Loss) Per Share also excludes the impact of the tax for deemed repatriation of accumulated foreign earnings and changes to Mattel’s indefinite reinvestment assertion, both as a result of the U. S. Tax Act, and the impact of the valuation allowance established for the portion of deferred tax assets Mattel believes will likely not be realized. Adjusted Earnings (Loss) Per Share is presented to provide additional perspective on underlying trends in Mattel’s core business. Mattel believes it is useful supplemental information for investors to gauge and compare Mattel’s current earnings results from one period to another. Adjusted Earnings (Loss) Per Share is a performance measure and should not be used as a measure of liquidity.
EBITDA and Adjusted EBITDA
EBITDA represents Mattel’s Net Income (Loss), adjusted to exclude the impact of interest expense, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the impact of asset impairments, share-based compensation, severance and restructuring expenses, sale of assets, and Venezuela matters, which are not part of Mattel’s core business. Mattel believes EBITDA and Adjusted EBITDA are useful supplemental information for investors to gauge and compare Mattel’s business performance to other companies in our industry with similar capital structures. The presentation of Adjusted EBITDA differs from how we will calculate EBITDA for purposes of covenant compliance under the indenture governing our 6.75% senior notes due 2025 and the syndicated facility agreement governing our senior secured revolving credit facilities. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. As a result, we rely primarily on our GAAP results and use EBITDA and Adjusted EBITDA only supplementally.
Constant currency
Percentage changes in results expressed in constant currency are presented excluding the impact from changes in currency exchange rates. To present this information, Mattel calculates constant currency information by translating current period and prior period results for entities reporting in currencies other than the US dollar using consistent exchange rates. The constant currency exchange rates are determined by Mattel at the beginning of each year and are applied consistently during the year. They are generally different from the actual exchange rates in effect during the current or prior period due to volatility in actual foreign exchange rates. Mattel considers whether any changes to the constant currency rates are appropriate at the beginning of each year. The exchange rates used for these constant currency calculations are generally based on prior year actual exchange rates. The difference between the current period and prior period results using the consistent exchange rates reflects the changes in the underlying performance results, excluding the impact from changes in currency exchange rates. Mattel analyzes constant currency results to provide additional perspective on changes in underlying trends in Mattel’s operating performance. Mattel believes that the disclosure of the percentage change in constant currency is useful supplemental information for investors to be able to gauge Mattel’s current business performance and the longer-term strength of its overall business since foreign currency changes could potentially mask underlying sales trends. The disclosure of the percentage change in constant currency enhances investor’s ability to compare financial results from one period to another.

NEWS RELEASE

About Mattel
Mattel is a leading global children’s entertainment company that specializes in design and production of quality toys and consumer products. We create innovative products and experiences that inspire, entertain and develop children through play. We engage consumers through our portfolio of iconic franchises, including Barbie®, Hot Wheels®, American Girl®, Fisher-Price®, Thomas & Friends® and Mega®, as well as other popular brands that we own or license in partnership with global entertainment companies. Our offerings include film and television content, gaming, music and live events. We operate in 40 locations and sell products in more than 150 countries in collaboration with the world’s leading retail and technology companies. Since its founding in 1945, Mattel is proud to be a trusted partner in exploring the wonder of childhood and empowering kids to reach their full potential. Visit us online at www.mattel.com.

Contacts:

News Media	Securities Analysts
Dena Cook for Mattel	Whitney Steininger
dena@brewpr.com	whitney.steininger@mattel.com
310-600-7160	310-252-2703

MAT-FIN MAT-CORP

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)1

	For the Three Months Ended December 31,						For the Year Ended December 31,
	2018		2017[2]		Yr / Yr % Change as Reported	Yr / Yr % Change in Constant Currency	2018		2017[2]		Yr / Yr % Change as Reported	Yr / Yr % Change in Constant Currency
(In millions, except per share and percentage information)	$ Amt	% Net Sales	$ Amt	% Net Sales			$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$1,524.3		$1,610.9		-5%	-3%	$4,510.9		$4,882.0		-8%	-7%
Cost of sales	814.7	53.4%	1,115.7	69.3%	-27%		2,716.1	60.2%	3,061.1	62.7%	-11%
Gross Profit	709.6	46.6%	495.1	30.7%	43%	45%	1,794.7	39.8%	1,820.8	37.3%	-1%	0%
Advertising and promotion expenses	207.9	13.6%	293.5	18.2%	-29%		526.4	11.7%	642.3	13.2%	-18%
Other selling and administrative expenses	394.3	25.9%	452.6	28.1%	-13%		1,504.8	33.4%	1,517.9	31.1%	-1%
Operating Income (Loss)	107.4	7.0%	(251.0)	-15.6%	-143%	-142%	(236.5)	-5.2%	(339.4)	-7.0%	-30%	-37%
Interest expense	49.2	3.2%	36.7	2.3%	34%		181.9	4.0%	105.2	2.2%	73%
Interest (income)	(0.8)	-0.1%	(1.4)	-0.1%	-42%		(6.5)	-0.1%	(7.8)	-0.2%	-17%
Other non-operating expense, net	3.0		60.6				7.3		68.1
Income (Loss) Before Income Taxes	56.1	3.7%	(346.8)	-21.5%	-116%	-116%	(419.3)	-9.3%	(505.0)	-10.3%	-17%	-21%
Provision for (benefit from) income taxes	41.2		(65.6)				111.7		548.8
Net Income (Loss)	$14.9	1.0%	$(281.3)	-17.5%	-105%		$(531.0)	-11.8%	$(1,053.8)	-21.6%	-50%
Net Income (Loss) Per Common Share - Basic	$0.04		$(0.82)				$(1.54)		$(3.07)
Weighted average number of common shares	345.7		344.3				345.0		343.6
Net Income (Loss) Per Common Share - Diluted	$0.04		$(0.82)				$(1.54)		$(3.07)
Weighted average number of common and potential common shares	345.8		344.3				345.0		343.6

1 Amounts may not foot due to rounding.
2 Other selling and administrative expenses, operating income (loss), and other non-operating expense, net have been retrospectively restated to reflect the adoption of Accounting Standards Update 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

CONDENSED CONSOLIDATED BALANCE SHEETS1

	December 31,
	2018[2]	2017
(In millions)	(Unaudited)
Assets
Cash and equivalents	$594.5	$1,079.2
Accounts receivable, net	970.1	1,128.6
Inventories	542.9	600.7
Prepaid expenses and other current assets	245.0	303.1
Total current assets	2,352.4	3,111.6
Property, plant, and equipment, net	657.6	785.3
Other noncurrent assets	2,233.4	2,341.6
Total Assets	$5,243.5	$6,238.5

Liabilities and Stockholders' Equity
Short-term borrowings	$4.2	$—
Current portion of long-term debt	—	250.0
Accounts payable and accrued liabilities	1,238.4	1,364.3
Income taxes payable	10.0	9.5
Total current liabilities	1,252.6	1,623.8
Long-term debt	2,851.7	2,873.1
Other noncurrent liabilities	469.7	484.1
Total stockholders’ equity	669.5	1,257.5
Total Liabilities and Stockholders’ Equity	$5,243.5	$6,238.5

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)1

	December 31,
	2018	2017
Key Balance Sheet Data:
Accounts receivable, net days of sales outstanding (DSO)	57	63

	For the Year Ended December 31,
(In millions)	2018[2]	2017
Condensed Cash Flow Data:
Cash flows (used for) operating activities	$(27)	$(28)
Cash flows (used for) investing activities	(161)	(236)
Cash flows (used for) provided by financing activities and other	(297)	473
(Decrease) increase in cash and equivalents	$(485)	$210

1 Amounts may not foot due to rounding.
2 Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel's Annual Report on Form 10-K for the year ended December 31, 2018.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

WORLDWIDE GROSS SALES INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended December 31,				For the Year Ended December 31,

(In millions, except percentage information)	2018	2017	% Change as Reported	% Change in Constant Currency	2018	2017	% Change as Reported	% Change in Constant Currency
Worldwide Gross Sales:
Net Sales	$1,524.3	$1,610.9	-5%	-3%	$4,510.9	$4,882.0	-8%	-7%
Sales Adjustments[2]	190.5	309.9			564.7	632.2
Gross Sales	$1,714.8	$1,920.8	-11%	-9%	$5,075.5	$5,514.1	-8%	-7%

Worldwide Gross Sales by Brand:
Power Brands
Barbie	$390.8	$349.7	12%	15%	$1,089.0	$954.9	14%	15%
Hot Wheels	286.8	263.3	9	12	834.1	777.3	7	9
Fisher-Price and Thomas & Friends	352.2	425.9	-17	-15	1,185.7	1,370.5	-13	-13
American Girl	165.5	226.4	-27	-27	342.4	473.3	-28	-28
Total Power Brands	$1,195.4	$1,265.3	-6	-3	$3,451.1	$3,576.1	-3	-2

Toy Box
Owned Brands	$305.9	$369.5	-17	-15	$887.4	$980.6	-10	-8
Partner Brands	213.5	286.0	-25	-23	737.0	957.5	-23	-22
Total Toy Box	$519.4	$655.5	-21	-19	$1,624.4	$1,938.0	-16	-15

Total Gross Sales	$1,714.8	$1,920.8	-11%	-9%	$5,075.5	$5,514.1	-8%	-7%

1 Amounts may not foot due to rounding.
2 Sales Adjustments are not allocated to individual products. As such, Net Sales are not presented on a brand level.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT IV

GROSS SALES BY SEGMENT (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended December 31,				For the Year Ended December 31,

(In millions, except percentage information)	2018	2017	% Change as Reported	% Change in Constant Currency	2018	2017	% Change as Reported	% Change in Constant Currency
North America Segment Gross Sales:
Net Sales	$708.3	$753.0	-6%	-6%	$2,272.8	$2,373.9	-4%	-4%
Sales Adjustments[2]	36.2	74.8			149.3	162.8
Gross Sales	$744.5	$827.8	-10%	-10%	$2,422.1	$2,536.7	-5%	-4%

North America Segment Gross Sales by Brand:
Power Brands
Barbie	$197.3	$165.4	19%	20%	$535.7	$450.9	19%	19%
Hot Wheels	125.2	114.4	9	10	380.2	340.0	12	12
Fisher-Price and Thomas & Friends	182.4	220.2	-17	-17	665.9	737.4	-10	-10
Total Power Brands	$504.8	$499.9	1	1	$1,581.8	$1,528.3	4	4

Toy Box
Owned Brands	$137.4	$183.4	-25	-25	$434.0	$506.8	-14	-14
Partner Brands	102.4	144.4	-29	-29	406.3	501.5	-19	-19
Total Toy Box	$239.7	$327.8	-27	-27	$840.3	$1,008.3	-17	-17

Total Gross Sales	$744.5	$827.8	-10%	-10%	$2,422.1	$2,536.7	-5%	-4%

1 Amounts may not foot due to rounding.
2 Sales Adjustments are not allocated to individual products. As such, Net Sales are not presented on a brand level.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT V

GROSS SALES BY SEGMENT (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended December 31,				For the Year Ended December 31,

(In millions, except percentage information)	2018	2017	% Change as Reported	% Change in Constant Currency	2018	2017	% Change as Reported	% Change in Constant Currency
Total International Segment Gross Sales:
Net Sales	$658.1	$645.4	2%	7%	$1,911.2	$2,060.8	-7%	-5%
Sales Adjustments[2]	146.8	221.1			401.0	442.7
Gross Sales	$805.0	$866.5	-7%	-2%	$2,312.2	$2,503.5	-8%	-6%

International Segment Gross Sales:
Europe[3]
Net Sales	$287.1	$262.9	9%	12%	$826.5	$853.5	-3%	-5%
Sales Adjustments[2]	70.1	100.8			187.5	201.3
Gross Sales	$357.2	$363.7	-2%	1%	$1,014.0	$1,054.8	-4%	-5%

Latin America
Net Sales	$206.7	$196.6	5%	10%	$554.1	$568.1	-2%	4%
Sales Adjustments[2]	35.5	57.8			99.9	107.2
Gross Sales	$242.2	$254.5	-5%	—%	$654.0	$675.3	-3%	3%

Global Emerging Markets[3]
Net Sales	$164.4	$185.8	-12%	-4%	$530.6	$639.3	-17%	-14%
Sales Adjustments[2]	41.2	62.6			113.7	134.2
Gross Sales	$205.5	$248.3	-17%	-10%	$644.3	$773.5	-17%	-13%

International Segment Gross Sales by Brand:
Power Brands
Barbie	$193.6	$184.4	5%	10%	$553.2	$504.0	10%	12%
Hot Wheels	161.6	149.0	9	14	453.9	437.4	4	7
Fisher-Price and Thomas & Friends	169.8	205.6	-17	-13	519.8	633.1	-18	-16
American Girl	0.5	0.1			1.8	0.1
Total Power Brands	$525.5	$539.1	-3	2	$1,528.6	$1,574.6	-3	-1

Toy Box
Owned Brands	$168.3	$185.8	-9	-5	$452.8	$473.0	-4	-2
Partner Brands	111.1	141.6	-21	-18	330.7	456.0	-27	-26
Total Toy Box	$279.5	$327.4	-15	-10	$783.6	$929.0	-16	-14

Total Gross Sales	$805.0	$866.5	-7%	-2%	$2,312.2	$2,503.5	-8%	-6%

1 Amounts may not foot due to rounding.
2 Sales Adjustments are not allocated to individual products. As such, Net Sales are not presented on a brand level.
3 Prior period balances have been reclassified to conform with current period presentation. Refer to Note 13, Segment Information, in the Form 10-K for additional information.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VI

GROSS SALES BY SEGMENT (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended December 31,				For the Year Ended December 31,

(In millions, except percentage information)	2018	2017	% Change as Reported	% Change in Constant Currency	2018	2017	% Change as Reported	% Change in Constant Currency
American Girl Segment Gross Sales:
Net Sales	$157.8	$212.5	-26%	-25%	$326.8	$447.2	-27%	-27%
Sales Adjustments	7.5	14.1			14.4	26.7
Gross Sales	$165.3	$226.5	-27%	-27%	$341.2	$473.9	-28%	-28%

1 Amounts may not foot due to rounding.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VII

SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended December 31,		For the Year Ended December 31,
(In millions, except per share and percentage information)	2018[3]	2017[2,3]	2018[3]	2017[2,3]
Gross Profit
Gross Profit, As Reported	$709.6	$495.1	$1,794.7	$1,820.8
Gross Margin	46.6%	30.7%	39.8%	37.3%
Adjustments:
Asset Impairments[4]	—	20.6	5.8	20.6
Severance and Restructuring Expenses[5]	—	—	5.7	—
Gross Profit, As Adjusted	$709.6	$515.7	$1,806.2	$1,841.4
Adjusted Gross Margin	46.6%	32.0%	40.0%	37.7%

Other Selling and Administrative Expenses
Other Selling and Administrative Expenses, As Reported	$394.3	$452.6	$1,504.8	$1,517.9
% of Net Sales	25.9%	28.1%	33.4%	31.1%
Adjustments:
Asset Impairments	—	(20.8)	(6.1)	(35.7)
Non-recurring Executive Compensation	—	(3.1)	(1.0)	(11.3)
Severance and Restructuring Expenses	(5.9)	(43.6)	(104.1)	(65.1)
Sale of Assets	—	—	1.4	—
Other Selling and Administrative Expenses, As Adjusted	$388.4	$385.2	$1,395.0	$1,405.8
% of Net Sales	25.5%	23.9%	30.9%	28.8%

Operating Income (Loss)
Operating Income (Loss), As Reported	$107.4	$(251.0)	$(236.5)	$(339.4)
Adjustments:
Asset Impairments[4]	—	41.4	11.9	56.3
Non-recurring Executive Compensation	—	3.1	1.0	11.3
Severance and Restructuring Expenses[5]	5.9	43.6	109.8	65.1
Sale of Assets	—	—	(1.4)	—
Operating Income (Loss), As Adjusted	$113.3	$(163.0)	$(115.2)	$(206.7)

Other Information
Toys "R" Us Net Sales Reversal[6]	$—	$—	$29.5	$43.0
Toys "R" Us Bad Debt Expense, Net[6]	$(5.1)	$—	$32.2	$—

1 Amounts may not foot due to rounding.
2 Other Selling and Administrative Expenses, Operating Income (Loss), and Other Non-operating Expense, Net have been retrospectively restated to reflect the adoption of Accounting Standards Update 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.
3 Toys "R" Us Net Sales Reversal and Toys "R" Us Bad Debt Expense, Net are no longer presented as non-GAAP adjustments for the three months and year ended December 31, 2018 and 2017.
4 For the three months and year ended December 31, 2017, Asset Impairments include tooling write-offs of $20.6 million, which were recorded in Cost of Sales.
5 Severance and Restructuring Expenses recorded within Cost of Sales include $5.7 million of non-cash plant restructuring costs.
6 As a result of the Toys "R" Us liquidation, Mattel reversed Net Sales for the estimated uncollectible portion of its outstanding receivables originating from first quarter 2018 sales. As such, Gross Profit, As Reported includes the Cost of Sales for the inventory sold to Toys "R" Us but excludes the corresponding Net Sales. Additionally, Mattel recorded Bad Debt Expense, Net for the estimated uncollectible portion of its outstanding receivables, net of recoveries and other reductions.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VII

SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended December 31,		For the Year Ended December 31,
(In millions, except per share and percentage information)	2018[3]	2017[2,3]	2018[3]	2017[2,3]
Earnings Per Share
Net Income (Loss) Per Common Share, As Reported	$0.04	$(0.82)	$(1.54)	$(3.07)
Adjustments:
Asset Impairments[4]	—	0.12	0.03	0.16
Non-recurring Executive Compensation	—	0.01	—	0.03
Severance and Restructuring Expenses[5]	0.02	0.13	0.32	0.19
Venezuela Matters[7]	—	0.17	—	0.17
Tax Effect of Adjustments[8]	—	(0.02)	(0.01)	(0.03)
Tax Items[9]	(0.02)	(0.30)	0.05	1.33
Net Income (Loss) Per Common Share, As Adjusted	$0.04	$(0.72)	$(1.14)	$(1.21)

EBITDA and Adjusted EBITDA
Net Income (Loss), As Reported	$14.9	$(281.3)	$(531.0)	$(1,053.8)
Adjustments:
Interest Expense	49.2	36.7	181.9	105.2
Provision for (Benefit from) Income Taxes	41.2	(65.6)	111.7	548.8
Depreciation	53.2	61.0	232.8	240.8
Amortization	9.2	17.7	39.1	33.9
EBITDA	167.6	(231.5)	34.6	(125.0)
Adjustments:
Asset Impairments[4]	—	41.4	11.9	56.3
Share-based Compensation	12.7	19.5	48.9	67.1
Severance and Restructuring Expenses	5.9	43.6	104.1	65.1
Sale of Assets	—	—	(1.4)	—
Venezuela Matters[7]	—	59.0	—	59.0
Adjusted EBITDA	$186.3	$(68.0)	$198.0	$122.5

1 Amounts may not foot due to rounding.
2 Other Selling and Administrative Expenses, Operating Income (Loss), and Other Non-operating Expense, Net have been retrospectively restated to reflect the adoption of Accounting Standards Update 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.
3 Toys "R" Us Net Sales Reversal and Toys "R" Us Bad Debt Expense, Net are no longer presented as non-GAAP adjustments for the three months and year ended December 31, 2018 and 2017.
4 For the three months and year ended December 31, 2017, Asset Impairments include tooling write-offs of $20.6 million, which were recorded in Cost of Sales.
5 Severance and Restructuring Expenses recorded within Cost of Sales include $5.7 million of non-cash plant restructuring costs.
7 For the three months and year ended December 31, 2017, the amount includes a $59.0 million loss from the discontinuation of Venezuelan operations.
8 The aggregate tax effect of the adjustments is calculated by tax effecting the adjustments by the current effective tax rate, and dividing by the reported weighted average number of common and potential common shares. Adjustments for the U.S. and certain International affiliates were not tax effected because of the valuation allowance on deferred tax assets.
9 For the three months and year ended December 31, 2018, the amount includes a benefit of approximately $6 million and expense of approximately $18 million, respectively, related to the tax for deemed repatriation of accumulated foreign earnings and changes to Mattel's indefinite reinvestment assertion, both as a result of the U.S. Tax Act and the impact of the valuation allowance established for the portion of deferred tax assets Mattel believes will likely not be realized. For the three months ended December 31, 2017, the amount includes a benefit of approximately $105 million related to the estimated impact of the U.S. Tax Act. For the year ended December 31, 2017, the amount includes a net expense of approximately $457 million related to the valuation allowance on deferred tax assets and an estimate of the impact of the U.S. Tax Act.